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                                                                 EXHIBIT 10.8(b)

              AMENDMENT OF HOUSEHOLD INTERNATIONAL DEFERRED PHANTOM
                            STOCK PLAN FOR DIRECTORS

     WHEREAS, Household International, Inc. (the "Company") maintains the Household International Deferred Phantom Stock Plan for Directors (the "Plan"); and

     WHEREAS, the Plan has been amended on January 9, 1996, July 9, 1996, January 14, 1997, September 8, 1997, and September 1, 1999 and further amendment of the Plan is now deemed desirable;

     NOW, THEREFORE, pursuant to the power reserved to the Company under Section 16 of the Plan and resolutions adopted by the Board of Directors of the Company on November 12, 2002, the Plan is hereby amended, effective as of March 28, 2003, in the following particulars.

     1. By adding the following new sentence at the end of Section 3 of the
Plan:

          "After March 28, 2003, there will be no additional deferrals of phantom stock units."

     2. By substituting the following for Section 6 of the Plan:

               "Section 6. Investment. The Account of each participant will have both a Stock Component and a Cash Component. Under the Plan, the units of phantom Household International, Inc. common stock credited to a participant's Account have been changed to a right to receive HSBC Holdings plc ordinary shares and comprise the Stock Component of the Account. Reference to Company Stock means either the Household common stock or the HSBC ordinary shares as appropriate. During the deferred period, the Cash Component of the Account will be credited on each dividend payment date for the Company Stock with the aggregate cash dividend which would have been paid if the existing Company Stock deemed to be credited to the Stock Component of the participant's Account were actual shares of Company Stock (the "Stock Dividend"). These Stock Dividends will be invested in the Cash Component of the Account at a rate equal to the United States five-year treasury rate plus HFC's borrowing spread over that rate on the first day of each calendar quarter in which such interest is credited to the participant's Account with interest compounded quarterly."

     3. By substituting the following four sentences for the second sentence of
Section 7 of the Plan:

          "Except as provided in the following sentences of this Section 7, all deferred amounts to be paid to a participant pursuant to the Plan are to be

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          paid in shares of Company Stock with the value of the Company Stock being the fair market value of an equal number of shares of Company Stock on the date of payment. For purposes of the Plan, the "fair market value" of one share or unit of Company Stock shall be the closing price on the London Stock Exchange of a share of such stock for the trading date preceding the respective determination date. A fraction of a share and the amounts invested in the Cash Component of the Account will be paid in cash. A participant may choose to receive an equivalent number of HSBC American depositary shares instead of Company Stock and any fraction of a share will be paid in cash."

     4. By substituting the following sentence for the third sentence of Section 8 of the Plan:

          "Deferred Company Stock and dividends (including appreciation or loss) thereon will be payable either in a lump sum or in such number of quarterly or annual installments as the participant chooses up to a maximum ten-year period, subject to the participant's right to change such method of distribution no later than twelve months prior to the first date deferred Company Stock and dividends are to be paid."

                                            HOUSEHOLD INTERNATIONAL, INC.


                                            By
                                               ---------------------------------
                                               George A. Lorch
                                               Chair, Compensation Committee
                                               Dated: May 5, 2003


ATTEST:


-----------------------------
Kenneth H. Robin
Secretary

(CORPORATE SEAL)